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                                                                     EXHIBIT 10S

                               COGNEX CORPORATION
                         SUMMARY OF ANNUAL BONUS PROGRAM

Cognex Corporation (the "Company") provides selected employees, including the Company's named executive officers, with an opportunity to earn cash bonuses pursuant to an annual bonus program (the "Bonus Program"). Each participant in the Bonus Program is assigned a target annual cash bonus. Participants may earn their bonuses based on the achievement of certain financial goals set forth in the Company's annual budget related to the Company's operating income as a percentage of revenue, or "operating margin". The Compensation/Stock Option Committee of the Company's Board of Directors establishes a minimum level of operating margin, which must be achieved for any cash bonus to be paid to a participant. Once the minimum threshold has been achieved, each participant's eligible bonus is calculated as follows:

     - if the operating margin is above the minimum threshold but below the operating margin target in the annual budget, each employee is eligible to receive a pro-rata portion of his or her target bonus;

     - if the operating margin is equal to the operating margin set forth in the annual budget, each employee is eligible to receive 100% of his or her target bonus; and

     - if the operating margin is above the operating margin set forth in the annual budget, all exempt employees are eligible to receive an additional amount depending upon his or her grade level and up to a maximum level approved by the Compensation/Stock Option Committee.

The Compensation/Stock Option Committee approves the target bonus for each employee at director level and above, which includes the Company's named executive officers, and the amount by which each individual can participate in any increase due to performance in excess of the budget target. Once the operating margin criterion is met, the amount each employee at director level and above, which includes the Company's named executive officers, receives depends upon the achievement of individual performance goals, which are established annually.

Under the Bonus Program, Robert J. Shillman, the Company's Chief Executive Officer, has the opportunity to earn 0-300% of his target bonus amount based on the achievement of the specified performance goals; James F. Hoffmaster, the Company's President and Chief Operating Officer, has the opportunity to earn 0-250% of his target bonus amount based on the achievement of the specified performance goals; Eric A. Ceyrolle, the Company's Executive Vice President of Worldwide Sales and Marketing, MVSD, has the opportunity to earn 0-200% of his target bonus amount based on the achievement of the specified performance goals; and Richard A. Morin, the Company's Senior Vice President, Chief Financial Officer, and Treasurer, has the opportunity to earn 0-200% of his target bonus amount based on the achievement of the specified performance goals.

The annual bonuses for the Company's named executive officers are listed in the Summary Compensation Table set forth in the Company's proxy statement for its annual meeting of shareholders.